December 10, 2021

Alternative Strategies Fund

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Re:       Alternative Strategies Fund, File Nos. 333-168158 and 811-22440

Dear Sir/Madam:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Alternative Strategies Fund Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 20 under the Securities Act of 1933 (Amendment No. 21 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/Thompson Hine LLP

Thompson Hine LLP